EXHIBIT 99.1

FOR IMMEDIATE RELEASE
August 11, 2011

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Second Quarter 2011 Results

CARLSBAD, Calif., August 11, — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the second quarter ended June 30, 2011.

“We are continuing to work hard to demonstrate the value of Buzztime to all our venues.  While a net addition of 16 sites in the quarter and an improved churn rate is encouraging, it is not yet truly indicative of the size of our potential market and the value we can bring to that universe of venues.  More work is being done by our sales and account management teams, where we have recently invested significant additional resources.  Starting in May, we launched in 33 Black Angus locations, giving us positive momentum as we move into the third quarter,” said NTN Buzztime’s CEO Michael Bush.

Results for the Second Quarter Ended June 30, 2011

Revenues for the second quarter of 2011 were $5.9 million, compared to revenues of $6.2 million for the same period of 2010.  The 5% decrease in sales was largely the result of lower site count in the second quarter of 2011 than in the comparable 2010 period, together with lower revenues per site.

The Company ended the second quarter of 2011 with 3,904 subscribing venues, compared to 4,009 at June 30, 2010, a decrease of 2.6%.  During the second quarter of 2011, installations were lower at 256 compared with 273 in the same quarter last year, and terminations were also lower at 240 compared to 305.  Customer churn was 6.2% for the quarter down from 7.6% in the prior year period.

Total site counts and churn percentages	Q2 2011	Q2 2010	Increase (Decrease)
Site Count – Beginning of Quarter	3,888	4,041	(153)
Q2 Installations	256	273	(17)
Q2Terminations	(240)	(305)	(65)
Site Count - End of Quarter	3,904	4,009	(105)
Churn Percentage	6.2%	7.6%	1.4

Gross margin as a percentage of revenue increased to 76% in the second quarter of 2011, compared to 75% in the second quarter of 2010.  Direct costs decreased, primarily due to a decrease in service provider fees in turn due primarily to fewer service calls during the three months ended June 30, 2011 compared to the same period in 2010, and also a decrease in depreciation and amortization expense.  These decreases were offset by increased freight expense due to higher fuel surcharges and an increase in other miscellaneous expenses.

Selling, general and administrative expenses increased 9.7%, to $5.4 million for the three months ended June 30, 2011 from $4.9 million for the same period in 2010.  The increase in selling, general and administrative expenses was due to increased payroll and related expense of $169,000 primarily due to merit increases as well as increased incentive compensation, payroll taxes and recruiting expense; increased consulting expenses of $167,000 primarily related to new playmaker development efforts; expenses incurred in connection with our corporate and warehouse relocations of $181,000 and other miscellaneous increases of $23,000.  These increases were offset by lower bad debt expense of $64,000 resulting from improved collection efforts.

Net loss for the second quarter of 2011 was $1.0 million, or $0.02 per share, compared to a net loss of $0.5 million or $0.01 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, August 11, 2011, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 88051763.

A replay of the call will be available until August 18, 2011, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 88051763 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With 1,900,000 registered consumers and 50,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about value of a Buzztime relationship, products and services, potential market size, added value and advantages of our products and services and the number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships, the impact of competitive products and pricing and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)
NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except par value amount)

	June 30, 2011	December 31, 2010
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$3,085	$3,906
Accounts receivable, net	475	549
Investment available-for-sale	45	184
Prepaid expenses and other current assets	535	588
Total current assets	4,140	5,227
Broadcast equipment and fixed assets, net	4,319	3,638
Software development costs, net	1,115	1,094
Deferred costs	1,093	839
Goodwill	1,291	1,261
Intangible assets, net	827	1,025
Other assets	89	41
Total assets	$12,874	$13,125

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,556	$874
Accrued compensation	729	628
Sales tax payable	758	856
Income tax payable	—	8
Obligations under capital leases—current portion	291	376
Deferred revenue	567	520
Other current liabilities	19	74
Total current liabilities	3,920	3,336
Obligations under capital leases, excluding current portion	74	105
Deferred revenue, excluding current portion	160	124
Deferred rent	568	—
Other liabilities	31	99
Total liabilities	4,753	3,664
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1

Common stock, $.005 par value, 84,000 shares authorized; 60,892 and 60,751 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	304	304
Treasury stock, at cost, 503 shares at June 30, 2011 and December 31, 2010	(456)	(456)
Additional paid-in capital	116,310	116,114
Accumulated deficit	(108,835)	(107,284)
Accumulated other comprehensive income	797	782
Total shareholders’ equity	8,121	9,461
Total liabilities and shareholders’ equity	$12,874	$13,125

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$5,893	$6,191	$11,894	$12,462
Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,408	1,527	2,932	3,067
Selling, general and administrative	5,374	4,898	10,206	9,816
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	164	173	329	345
Total operating expenses	6,946	6,598	13,467	13,228
Operating loss	(1,053)	(407)	(1,573)	(766)
Other income (expense), net	69	(63)	41	(57)
Loss before income taxes	(984)	(470)	(1,532)	(823)
(Provision) benefit for income taxes	—	13	(11)	(23)
Net loss	$(984)	$(457)	(1,543)	$(846)

Net loss per common share – basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.01)
Weighted average shares outstanding – basic and diluted	60,388	60,188	60,387	60,045

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA
(Unaudited)
(In thousands)

	Six months ended June 30,
	2011	2010
Cash flows provided by operating activities:
Net loss	$(1,543)	$(846)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,588	1,599
Provision for doubtful accounts	(16)	158
Gain on contract termination	—	(11)
Stock-based compensation	154	156
Loss on sales of securities available-for-sale	18	—
Loss from disposition of equipment and capitalized software	142	173
Changes in assets and liabilities:
Accounts receivable	93	(99)
Prepaid expenses and other assets	6	27
Accounts payable and accrued expenses	560	(364)
Income taxes payable	(11)	5
Deferred costs	(253)	153
Deferred revenue	82	(83)
Deferred rent	(1)	—
Net cash provided by operating activities	819	868
Cash flows used in investing activities:
Capital expenditures	(1,062)	(535)
Software development expenditures	(458)	(520)
Proceeds from sales of securities available-for-sale	90	—
Trademark license	—	(35)
Net cash used in investing activities	(1,430)	(1,090)
Cash flows used in financing activities:
Principal payments on capital leases	(241)	(190)
Proceeds from exercise of stock options	34	56
Net cash used in financing activities	(207)	(134)

Net decrease in cash and cash equivalents	(818)	(356)
Effect of exchange rate on cash	(3)	(13)
Cash and cash equivalents at beginning of period	3,906	3,637
Cash and cash equivalents at end of period	$3,085	$3,268